Exhibit 99.4
CONSENT OF LEHMAN BROTHERS
      We hereby consent to the (i) use of our opinion letter dated May 21, 2007 to the Board of Directors of NNN Realty Advisors, Inc. included as Annex D to the Joint Proxy Statement/Prospectus relating to the proposed merger of NNN Realty Advisors, Inc. and Grubb & Ellis Company which forms a part of this Amendment No. 4 to the Registration Statement on Form S-4 (Registration No. 333-144306) of Grubb & Ellis Company filed by Grubb & Ellis Company on July 2, 2007 (the “Joint Proxy Statement/Prospectus”), and (ii) the references to our firm in such Joint Proxy Statement/Prospectus under the headings “SUMMARY – The Merger – Opinions of Financial Advisors,” and “THE MERGER – Background of the Merger,” “THE MERGER – NNN Realty Advisors Reasons for the Merger,” “THE MERGER – Opinion of Financial Advisor to NNN Realty Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

LEHMAN BROTHERS INC.
By:	/s/ David Lazarus
Name: David Lazarus Title: Managing Director

October 30, 2007